Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Whole Foods Market, Inc. for the registration of 238,735 shares of its common stock and to the incorporation by reference therein of our report dated November 12, 2003, with respect to the consolidated financial statements and schedule of Whole Foods Market, Inc. included in its Annual Report (Form 10-K) for the year ended September 28, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

March 8, 2004